Exhibit 99.1

Kimball International to Present at Sidoti & Company, LLC Spring 2016 Emerging Growth Convention

Kimball International, Inc. (NASDAQ: KBAL) (the “Company”) announces that it will be presenting at the Sidoti & Company, LLC Spring 2016 Emerging Growth Convention in New York on Thursday, March 31, 2016. The presentation is scheduled to begin at 10:00 a.m. EDT. Scheduled to meet with investors are Bob Schneider, Chief Executive Officer and Chairman of the Board; Don Van Winkle, President and Chief Operating Officer; Michelle Schroeder, Vice President and Chief Financial Officer; and Dennis Gerber, Treasurer and Director of Investor Relations of the Company.
The Company will discuss previously disclosed information including its financial performance improvement, updated earnings guidance and progress on its restructuring actions. The associated presentation materials are posted on the Company’s website www.kimball.com.
About Kimball International:
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball Office, National Office Furniture, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments.  Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, share owners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimball.com.
  “Kimball International … We Build Success!”